EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of First Valley Bancorp., Inc. on Form S-8 (No.333-126320) of our report dated February 14, 2006, which appears in the Annual Report on Form 10-KSB of First Valley Bancorp., Inc. for the year ended December 31, 2005.

/ s / Whittlesey & Hadley, P.C.

Hartford, Connecticut
March 29, 2006